UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )

ALLISON TRANSMISSION HOLDINGS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

01973R101

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 01973R101	Page 1 of 22

1	Names of reporting persons Onex Corporation
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 73,985,653
	7	Sole dispositive power 0
	8	Shared dispositive power 73,985,653
9	Aggregate amount beneficially owned by each reporting person 73,985,653
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 40.5%
12	Type of reporting person CO

SCHEDULE 13G
CUSIP No. 01973R101		Page 2 of 22

1	Names of reporting persons Gerald W. Schwartz
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Not applicable
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 75,348,749
	7	Sole dispositive power 0
	8	Shared dispositive power 75,348,749
9	Aggregate amount beneficially owned by each reporting person 75,348,749
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 41.3%
12	Type of reporting person IN

SCHEDULE 13G
CUSIP No. 01973R101		Page 3 of 22

1	Names of reporting persons Onex Partners GP Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 50,442,591
	7	Sole dispositive power 0
	8	Shared dispositive power 50,442,591
9	Aggregate amount beneficially owned by each reporting person 50,442,591
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.6%
12	Type of reporting person CO

SCHEDULE 13G
CUSIP No. 01973R101		Page 4 of 22

1	Names of reporting persons Onex Partners II GP LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 50,442,591
	7	Sole dispositive power 0
	8	Shared dispositive power 50,442,591
9	Aggregate amount beneficially owned by each reporting person 50,442,591
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 27.6%
12	Type of reporting person PN

SCHEDULE 13G
CUSIP No. 01973R101		Page 5 of 22

1	Names of reporting persons Onex Partners II LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 34,064,491
	7	Sole dispositive power 0
	8	Shared dispositive power 34,064,491
9	Aggregate amount beneficially owned by each reporting person 34,064,491
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 18.7%
12	Type of reporting person PN

SCHEDULE 13G
CUSIP No. 01973R101		Page 6 of 22

1	Names of reporting persons Onex American Holdings II LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 23,543,062
	7	Sole dispositive power 0
	8	Shared dispositive power 23,543,062
9	Aggregate amount beneficially owned by each reporting person 23,543,062
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 12.9%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G
CUSIP No. 01973R101		Page 7 of 22

1	Names of reporting persons Allison Executive Investco LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 22,901,322
	7	Sole dispositive power 0
	8	Shared dispositive power 22,901,322
9	Aggregate amount beneficially owned by each reporting person 22,901,322
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 12.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G
CUSIP No. 01973R101		Page 8 of 22

1	Names of reporting persons Allison Executive Investco II LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 22,901,322
	7	Sole dispositive power 0
	8	Shared dispositive power 22,901,322
9	Aggregate amount beneficially owned by each reporting person 22,901,322
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 12.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G
CUSIP No. 01973R101		Page 9 of 22

1	Names of reporting persons Onex American Holdings Subco LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 22,901,322
	7	Sole dispositive power 0
	8	Shared dispositive power 22,901,322
9	Aggregate amount beneficially owned by each reporting person 22,901,322
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 12.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G
CUSIP No. 01973R101		Page 10 of 22

1	Names of reporting persons OAH Wind LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 22,901,322
	7	Sole dispositive power 0
	8	Shared dispositive power 22,901,322
9	Aggregate amount beneficially owned by each reporting person 22,901,322
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 12.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G
CUSIP No. 01973R101		Page 11 of 22

1	Names of reporting persons Onex Allison Holding Ltd S.à r.l.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 22,901,322
	7	Sole dispositive power 0
	8	Shared dispositive power 22,901,322
9	Aggregate amount beneficially owned by each reporting person 22,901,322
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 12.5%
12	Type of reporting person CO (Luxembourg Corporation)

SCHEDULE 13G
CUSIP No. 01973R101		Page 12 of 22

1	Names of reporting persons Onex Allison Co-Invest LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 16,057,930
	7	Sole dispositive power 0
	8	Shared dispositive power 16,057,930
9	Aggregate amount beneficially owned by each reporting person 16,057,930
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 8.8%
12	Type of reporting person PN

SCHEDULE 13G
CUSIP No. 01973R101		Page 13 of 22

1	Names of reporting persons 1597257 Ontario Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Ontario, Canada
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,363,096
	7	Sole dispositive power 0
	8	Shared dispositive power 1,363,096
9	Aggregate amount beneficially owned by each reporting person 1,363,096
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.8%
12	Type of reporting person CO

SCHEDULE 13G
CUSIP No. 01973R101		Page 14 of 22

1	Names of reporting persons Onex American Holdings GP LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 641,740
	7	Sole dispositive power 0
	8	Shared dispositive power 641,740
9	Aggregate amount beneficially owned by each reporting person 641,740
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.4%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G
CUSIP No. 01973R101		Page 15 of 22

1	Names of reporting persons Onex US Principals LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 641,740
	7	Sole dispositive power 0
	8	Shared dispositive power 641,740
9	Aggregate amount beneficially owned by each reporting person 641,740
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 0.4%
12	Type of reporting person PN

SCHEDULE 13G
CUSIP No. 01973R101		Page 16 of 22

ITEM 1.	(a)	Name of Issuer:

Allison Transmission Holdings, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

One Allison Way Indianapolis, IN 46222

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Onex Corporation

Gerald W. Schwartz

Onex Partners GP Inc.

Onex Partners II GP LP

Onex Partners II LP

Onex American Holdings II LLC

Allison Executive Investco LLC

Allison Executive Investco II LLC

Onex American Holdings Subco LLC

OAH Wind LLC

Onex Allison Holding Ltd S.à r.l.

Onex Allison Co-Invest LP

1597257 Ontario Inc.

Onex American Holdings GP LLC

Onex US Principals LP

	(b)	Address or Principal Business Office:

The business address of each of the Reporting Persons is c/o Onex Corporation, 161 Bay Street, Toronto, A6, M5J2S1.

	(c)	Citizenship of each Reporting Person is:

Onex Corporation and 1597257 Ontario Inc. are organized in the province of Ontario, Canada. Onex Allison Holding Ltd S.à r.l. is organized in the Grand Duchy of Luxembourg. Each of the other Reporting Persons is organized in the state of Delaware.

	(d)	Title of Class of Securities:

Common stock, $0.01 par value per share (“Common Stock”)

SCHEDULE 13G
CUSIP No. 01973R101		Page 17 of 22

(e)	CUSIP Number:

01973R101

ITEM 3.

Not Applicable

Item 4.	Ownership.

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2012, based upon 182,666,614 shares of the Issuer’s Common Stock outstanding as of October 22, 2012.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Onex Corporation	73,985,653	40.5%	0	73,985,653	0	73,985,653
Gerald W. Schwartz	75,348,749	41.3%	0	75,348,749	0	75,348,749
Onex Partners GP Inc.	50,442,591	27.6%	0	50,442,591	0	50,442,591
Onex Partners II GP LP	50,442,591	27.6%	0	50,442,591	0	50,442,591
Onex Partners II LP	34,064,491	18.7%	0	34,064,491	0	34,064,491
Onex American Holdings II LLC	23,543,062	12.9%	0	23,543,062	0	23,543,062
Allison Executive Investco LLC	22,901,322	12.5%	0	22,901,322	0	22,901,322
Allison Executive Investco II LLC	22,901,322	12.5%	0	22,901,322	0	22,901,322
Onex American Holdings Subco LLC	22,901,322	12.5%	0	22,901,322	0	22,901,322
OAH Wind LLC	22,901,322	12.5%	0	22,901,322	0	22,901,322
Onex Allison Holding Limited S.à r.l.	22,901,322	12.5%	0	22,901,322	0	22,901,322
Onex Allison Co-Invest LP	16,057,930	8.8%	0	16,057,930	0	16,057,930
1597257 Ontario Inc.	1,363,096	0.8%	0	1,363,096	0	1,363,096
Onex American Holdings GP LLC	641,740	0.4%	0	641,740	0	641,740
Onex US Principals LP	641,740	0.4%	0	641,740	0	641,740

Onex Partners II LP is the record holder of 34,064,491 shares of common stock; Onex Allison Holding Limited S.à r.l. is the record holder of 22,901,322 shares of common stock; Onex Allison Co-Invest LP is the record holder of 16,057,930 shares of common stock; Onex US Principals LP is the record holder of 641,740 shares of common stock; and Onex Partners II GP LP is the record holder of 320,170 shares of common stock.

SCHEDULE 13G
CUSIP No. 01973R101		Page 18 of 22

Onex Corporation may be deemed to beneficially own the common stock held by (a) Onex Partners II LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP, the general partner of Onex Partners II LP; (b) Onex Allison Holding Limited S.à r.l., through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of each of Allison Executive Investco LLC, which owns all of the equity of Allison Executive Investco II LLC, and Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC, which OAH Wind LLC and Allison Executive Investco II LLC own all of the equity of Onex Allison Holding Limited S.à r.l.; (c) Onex Allison Co-Invest LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP, the general partner of Onex Allison Co-Invest LP; (d) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP; and (e) Onex Partners II GP LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP Inc., the general partner of Onex Partners II GP LP.

1597257 Ontario Inc. is the record holder of 1,361,911 shares of common stock and 1,185 shares of non-voting common stock. 1597257 Ontario Inc. is an independent entity that is controlled by Mr. Gerald W. Schwartz. Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims any such beneficial ownership. Mr. Schwartz has indirect voting and investment control of Onex Corporation.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

SCHEDULE 13G
CUSIP No. 01973R101		Page 19 of 22

ITEM 10.	Certification

Not applicable.

SCHEDULE 13G
CUSIP No. 01973R101		Page 20 of 22

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

ONEX CORPORATION

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

GERALD W. SCHWARTZ

By:	/s/ Gerald W. Schwartz
Name:	Gerald W. Schwartz

ONEX PARTNERS GP INC.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX PARTNERS II GP LP
By:	Onex Partners GP Inc., General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX PARTNERS II LP
By	Onex Partners II GP LP, General Partner
By	Onex Partners Manager LP, its Agent
By	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX AMERICAN HOLDINGS II LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

SCHEDULE 13G
CUSIP No. 01973R101		Page 21 of 22

ALLISON EXECUTIVE INVESTCO LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ALLISON EXECUTIVE INVESTCO II LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX AMERICAN HOLDINGS SUBCO LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

OAH WIND LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX ALLISON HOLDING LIMITED S.À R.L.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX ALLISON CO-INVEST LP
By:	Onex Partners II GP LP, its General Partner
By:	Onex Partners Manager LP, its Agent
By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

1597257 ONTARIO INC.

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

SCHEDULE 13G
CUSIP No. 01973R101		Page 22 of 22

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

ONEX US PRINCIPALS LP

By:	/s/ Andrea E. Daly
Name:	Andrea E. Daly
Title:	Authorized Person

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement